SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 5, 2005	Commission file number 0-9032

SONESTA INTERNATIONAL HOTELS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New York
(State or Other Jurisdiction)

13-5648107
(I.R.S. Employer Identification No.)

116 Huntington Avenue, Boston, MA 02116
(Address of principal Executive Offices)

(Registrant’s Telephone Number, Including Area Code): 617-421-5400

Not Applicable
(Former name, former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The Registrant hereby amends its Form 8-K of April 22, 2005, to provide additional information regarding the sale of assets.

ITEM 2.01: COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On April 19, 2005, Sonesta Beach Resort Limited Partnership (“SBRLP”), a wholly owned subsidiary of Sonesta International Hotels Corporation, completed the sale of the land and improvements of Sonesta Beach Resort, in Key Biscayne, Florida to a Partnership between SBRLP and affiliates of Fortune International, a Miami-based real estate development and brokerage firm (“Fortune”). SBRLP is a 50% limited partner in the new partnership, and affiliates of Fortune are the general partner and a limited partner, together owning a 50% interest in the Partnership.

The new Partnership, SBR-Fortune Associates, LLLP (“SBR-Fortune”), expects that the existing hotel, which has operated under the “Sonesta” flag since it opened in 1969, will remain in operation through July 2006, when it will be demolished and construction of a new 5-star resort is expected to begin. It is anticipated that the new condominium hotel, which Sonesta will operate, will include 300-plus luxury hotel and residential condominium units, restaurants, meeting/function space, a spa, and other facilities customary to the finest resorts in South Florida.

On April 19, 2005, Sonesta contributed the land and improvements of Sonesta Beach Resort into SBR-Fortune, which is valuing the land at $120 million.  Sonesta received $30,011,000 in cash at the closing, and, in addition, an existing mortgage of $29,967,000 on the property was paid off by SBR-Fortune.  Sonesta also received a $60,022,000 equity position in SBR-Fortune. This value will be paid to Sonesta out of the first available net proceeds of the sale of condominium units, after repayment of (construction) debt.  Thereafter, Fortune will receive its initial $30 million equity contribution, plus any additional equity contributions it was required to make to develop the new resort.  Subsequent to Fortune fully recovering its investment, profits will be split equally.  Sonesta is not required to fund any additional equity beyond the contribution of the land.  Fortune will have the sole responsibility for arranging financing and completing construction of the new resort.

The book value of the land and improvements sold was approximately $30,500,000 at March 31, 2005.

As of April 19, 2005, Sonesta will continue to operate the hotel under a token ($1 per year) lease with SBR-Fortune, until such time that SBR-Fortune is ready to commence construction on the new resort, which the parties currently estimate to be in August 2006.  Sonesta will be entitled to receive all operating profits during this period.  Sonesta does have the right to cease operations of the existing hotel on 60 days notice.

The cost of closing the existing hotel, including severance payments to employees, funding of vacation pay, pension obligations and other costs, will be paid by SBR-Fortune, up to a maximum of $4 million.  The Company believes this will be sufficient to cover these costs.

As part of this transaction, the mortgage loan of $29,967,000 secured by the Key Biscayne hotel was repaid.  This loan was provided by the same lender that holds the mortgage loan on Royal Sonesta Hotel Boston (Cambridge), and the two loans were cross-collateralized.  By agreement with the lender, approximately $5,572,000 of the sale proceeds was used to pay the Boston (Cambridge) hotel loan’s deferred principal payments of $1,077,000, and for an additional prepayment of principal of $4,495,000 to obtain the lender’s release of cross-collateralization.  These payments reduced the principal balance of the Boston (Cambridge) hotel loan to $34,061,000.

ITEM 9.01: FINANCIAL STATEMENTS AND EXHIBITS

The Company has recently been consulting with the Office of the Chief Accountant of the U.S. Securities and Exchange Commission regarding certain aspects of the accounting treatment for this complex and unusual transaction.  Proforma statements of operations and balance sheets will be submitted on Form 8-K as soon as the Company’s discussions referred to above are completed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

SONESTA INTERNATIONAL HOTELS CORPORATION

By:	/S/ Boy van Riel
Boy van Riel
Vice President and Treasurer

July 5, 2005